Exhibit 10.7

Original Agreement:	December 1, 2019
Amended Agreement:	March 29, 2020
2nd Amended Agreement:	November 1, 2020
3rd Amended Agreement:	Effective date when $12M Qualified Funds Raised is Reached

Sergei Gryaznov
138 W Bellevue Ave
San Mateo, CA 94402

Re:  Amended and Restated Executive Employment  Agreement by MAIA Biotechnology, Inc.

Dear Sergei:

I am very pleased to confirm our offer to you of continued employment with MAIA Biotechnology, Inc. (the “Company”), in the position of Chief Scientific Officer, reporting to me, effective as of the date the $12M qualified funds raised is reached. This supersedes previous Employment Agreements to date.

The terms of our offer and the benefits currently provided by the Company are as follows:

1.Salary. The Base Salary is $330,000 annualized (the “Base Salary”), payable in installments in accordance with the Company’s regular payroll schedule.

In no circumstance will your salary be decreased during the term of your employment, except by mutual written agreement by you and the Company. In case the Company decides to prepare for an Initial Public Offering, the salary will be reviewed and adjusted to be commensurate with the significant workload increase in meeting pre and post-IPO relevant regulatory requirements.

2.Cash Bonus. You will be eligible for a discretionary annual bonus of up to 35% of Executive’s Base Salary (the “Annual Bonus”), based on previous year performance. In determining whether to grant a bonus, in its discretion, the Board of Directors of the Company will take into account your performance and milestone achievements. Bonus payments are subject to approval and discretion of the Board of Directors of the Company. Performance objectives will be defined in alignment with the corporate goals. Target annual cash bonus is to be paid within 90 days of the subsequent year. Executive must remain an active employee through the end of any given calendar year in order to earn an Annual Bonus for that year.

3.Performance Incentive Options. You will be eligible for a discretionary annual Performance Incentive Options award beginning in 2021, based on previous year performance. In determining whether to grant an options bonus, in its discretion, the Board of Directors of the Company will take into account your performance and milestone achievements. Performance Incentive Options are subject to approval and discretion of the Board of Directors of the Company. Performance objectives will be defined in alignment with the corporate goals.

4.Work Assignment and Location. The Company may enter into loaned services or secondment agreements requiring that you provide similar services to Company subsidiaries or affiliates. Your job description and additional working conditions are set forth in Exhibit D.

5.Benefits. Subject to the Company having available funds, you and your dependents will be eligible to participate in regular health insurance and other employee benefit plans, as established by the Company. The Company does not accrue Paid Time Off. You may take personal or vacation time at your discretion subject to Company reasonable needs.

6.Confidentiality. As an executive employee of the Company, you will have access to certain confidential information of the Company and/or its affiliates and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company and/or its affiliates. To protect the interests of the Company and its affiliates, you will need to sign the Company’s “Employee Invention Assignment, Confidentiality, Non- Solicitation, and Non-Competition Agreement,” (attached as Exhibit A) applying to the Company and its affiliates, as a condition of your employment. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer, client or other person or to violate any other obligations you may have to any former employer, client or other person. During your employment with the Company and for one year thereafter, you agree that you will not engage, directly or indirectly, in any activity that is involving drugs for the treatment of cancer indication for which company owned assets are being actively developed by the Company. You will disclose to the Company in writing any such proposed employment, business or activity, and must receive written consent from the Compensation Committee of the MAIA Biotechnology Board of Directors. You will not assist any other person or organization in competing with the Company or its affiliates or in preparing to engage in competition with the business or proposed business of the Company or its affiliates.

7.No Breach of Obligations to Prior Employers. You represent that your signing of this offer letter, agreement(s) concerning stock options granted to you, if any, under the Plan (as defined below) and the Company’s Employee Invention Assignment, Confidentiality and Non-Competition Agreement and your commencement of employment with the Company will not violate any agreement or duty that you have with any former employer, client or other person.

8.Options. As an executive of the Company, you may be provided stock option grants in the Company governed by the terms of the MAIA Biotechnology Stock Option Plan(s) and applicable agreements.

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9.At Will Employment. While we look forward to a long and profitable relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by the Company or you for any reason, at any time, with or without prior notice (except as provided below) and with or without Cause, as defined below. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) are ineffective. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Any modification or change in your at will employment status may only occur by way of a written employment agreement signed by you and the Chief Executive Officer of the Company. For purposes of this Agreement, “Cause” means: (i) conviction of or plea of nolo contendere to a felony or a crime involving moral turpitude; (ii) engaging in an act of gross negligence or willful misconduct in the performance of your employment obligations and duties; (iii) committing an act of fraud against, or material misconduct or willful misappropriation of property belonging to the Company or its subsidiaries or affiliates; (iv) engaging in any other misconduct that has had or will have an adverse effect on the Company’s or its subsidiaries or affiliates reputation or business; or (v) your material breach of the Employee Invention Assignment, Confidentiality and Non-Competition Agreement or other unauthorized misuse of the Company’s or any of or its subsidiaries or other affiliates’ trade secrets or proprietary information.”

Notwithstanding the foregoing, in the event that the Company terminates the employment relationship without Cause, the Company shall owe you:

a)	all accrued and unpaid Base Salary payable and accrued and unpaid deferred compensation earned as of the date of termination;
b)	any Bonus or other such compensation earned and payable pursuant to any compensation program then in effect;
c)

reimbursement, following submission by you to the Company of appropriate supporting documentation, for all incurred but unreimbursed reasonable and necessary business expenses for which you are entitled to reimbursement in accordance with the Company’s written policies, as long as claims for such reimbursement (accompanied by supporting documentation) are submitted to the Company within 45 days following the date of your termination of employment;

d)	the benefit of any options vested as of the termination date.
e)

a severance payment equal to the Base Salary and benefits you otherwise would have received for the one year following your termination payable as salary continuation in accordance with the Company’s normal payroll practices. This payment is consideration for the covenant not to compete in Exhibit A.

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If you wish to terminate the employment relationship, we ask that you provide at least 14 calendar days’ prior written notice to the Company.

10.Authorization to Work. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States.

11.Arbitration. You and the Company agree to submit to mandatory binding arbitration any and all claims arising out of or related to your employment with the Company and the termination thereof, including, but not limited to, claims for unpaid wages, wrongful termination, torts, stock or stock options or other ownership interest in the Company, and/or discrimination (including harassment) based upon any federal, state or local ordinance, statute, regulation or constitutional provision. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. Arbitration shall be subject to the American Arbitration Association Employment Arbitration Rules and take place in Chicago, Illinois. Illinois law shall apply where state law is applicable. Venue for enforcement of any arbitration award shall be the state or federal courts in Chicago, Illinois. Each party may seek injunctive relief in court related to the improper use, disclosure or misappropriation of a party’s private, proprietary, confidential or trade secret information or violation of the non-competition provisions in Exhibit A. The venue for any Court suit will be a state or federal court sitting in Chicago, Illinois.

THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY.

This Agreement does not restrict your right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict the employee’s ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor).

However, the parties agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims.

12.Background Check. This offer is contingent upon a satisfactory employment background check. This offer can be rescinded in the Company’s discretion based upon any information received in the verification.

13.Entire Agreement. This offer, once accepted, constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior offers, negotiations and agreements, if any, whether written or oral, relating to such subject matter, except for agreement(s) concerning stock options granted to you and the Company’s Employee Invention Assignment, Confidentiality and Non-Competition Agreement. You acknowledge that neither the Company nor its agents have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this agreement for the purpose of inducing you to execute the agreement, and you acknowledge that

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you have executed this agreement in reliance only upon such promises, representations and warranties as are contained herein.

14.Acceptance. This offer will remain open until November 1, 2020. If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to call me.

We look forward to the opportunity to welcome you to the Company.

Very truly yours,

/s/ Vlad Vitoc

Vlad Vitoc, MD, MBA

Chief Executive Officer and President

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ Sergei Gryaznov	Date signed:	8/2/2021
Sergei Gryaznov Chief Scientific Officer

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Exhibit 10.7

EXHIBIT A

EMPLOYEE INVENTION ASSIGNMENT, CONFIDENTIALITY, AND NON-SOLICITATION AGREEMENT

In consideration of my employment or continued employment by MAIA Biotechnology, Inc., a Delaware corporation (the “Company”), I hereby represent and agree as follows:

1.By virtue of my position, I understand that I will have and/or have had access to Confidential Information (as defined below) regarding the Company’s customers, suppliers, business plans, software, intellectual property, processes and methods, development tools, scientific, technical and/or business innovations, and other information.

2.Definitions. The following definitions apply to this Agreement:

a.

“Company Interest” means any business of the Company and its affiliates involving drugs for the treatment of cancer indication for which company owned assets are being actively developed by the Company.

b.

“Intellectual Property Rights” means any and all intellectual property rights and other similar proprietary rights in any jurisdiction, whether registered or unregistered, and whether owned or held for use under license with any third party, including all rights and interests pertaining to or deriving from: (a) patents and patent applications, reexaminations, extensions and counterparts claiming property therefrom; inventions, invention disclosures, discoveries and improvements, whether or not patentable; (b) computer software and firmware, including data files, source code, object code and software-related specifications and documentation; (c) works of authorship, whether or not copyrightable; (d) trade secrets (including those trade secrets defined in the Uniform Trade Secrets Act and under corresponding statutory law and common law), business, technical and know-how information, non-public information, and confidential information and rights to limit the use of disclosure thereof by any person; (e) trademarks, trade names, service marks, certification marks, service names, brands, trade dress and logos and the goodwill associated therewith; (f) proprietary databases and data compilations and all documentation relating to the foregoing, including manuals, memoranda and record; (g) domain names; and (h) licenses of any of the foregoing; including in each case any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any governmental authority in any jurisdiction.

c.

“Invention” means any products, process, ideas, improvements, discoveries, inventions, designs, algorithms, financial models, writings, works of authorship, content, graphics, data, software, specifications, instructions, text, images, photographs, illustration, audio clips, trade secrets and other works, materialand information, tangible or intangible, whether or not it may be patented, copyrighted or otherwise protected (including all versions, modifications, enhancements and derivative work thereof

d.

“Confidential Information” means confidential, secret or other non-public or proprietary information of or about the Company and its affiliates, their respective products, licensors, suppliers or customers and shall include, without limitation, information regarding: Inventions, methodologies, processes, tools, computer programs and documentation, manufacturing and application information, business strategies, financial information, forecasts, personnel information, customer lists or other customer information, trade secrets, new product developments, market information and advertising, business and marketing plans relating to the Company and its affiliates and any other non-public information, whether in writing or given to me orally, which I know or have reason to know the Company would like to treat as confidential for any purpose, such as maintaining a competitive advantage or avoiding undesirable publicity.

3.Assignment of Intellectual Property Rights. In consideration of my employment and/or continued employment, I agree to be bound by this Section 3.

a.

General. I agree to assign, and hereby do assign, to the Company all of my rights in any Inventions (as defined above) (including all Intellectual Property Rights, as defined above) that are made, conceived or reduced to practice, in whole or in part and whether alone or with others, by me during my employment by, or service with, the Company or any of its affiliates or which arise out of any activity conducted by, for or under the direction of the Company or any of its affiliates (whether or not conducted at the Company’s or any of its affiliates’ facilities, working hours or using any of the Company’s or its affiliates’ assets), or which are useful with, or relate directly or indirectly to, any Company Interest (as defined above). I will promptly and fully disclose and provide all of the Inventions described above (the “Assigned Inventions”) to the Company.

b.

Assurances. I hereby agree during the duration of my employment by, or service with, the Company and thereafter to further assist the Company, at the Company’s expense, to evidence, record and perfect the Company’s rights in and ownership of the Assigned Inventions, to perfect, obtain, maintain, enforce and defend any rights specified to be so owned or assigned and to provide and execute all documentation necessary to effect the foregoing.
c.

Other Inventions. I agree to not incorporate, or permit to be incorporated, any Invention conceived, created, developed or reduced to practice by me (alone or with others) prior to or independently of my employment by, or service with, the Company or its affiliates (collectively, “Prior Inventions”) in any work I perform for the Company or its affiliates, without the Company’s prior written consent. My Prior Inventions are listed in Exhibit B.

d.

Moral Rights. To the extent allowed by applicable law, the terms of this Section 3 shall include all right of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as moral right, artist’s rights, droit moral or the like (collectively, “Moral Rights”). To the extent I retain any such Moral Rights under applicable law, I hereby ratify and consent to any action that may be taken with respect to such Moral Rights by, or authorized by, the Company and agree not to assert any Moral Rights with respect thereto. I will confirm any such ratification, consent or agreement from time to time as requested by the Company.

4.Publicity. I consent to any and all uses and displays by the Company of my name, voice, likeness, image, appearance and biographical information in or in connection with any pictures, photographs, audio and video recordings, digital images, websites, television programs, and other advertising and/or printed and electronic forms and media (“Permitted Use”). I hereby release the Company from any and all claims, actions, damages, costs, and liability of any kind in connection with any Permitted Use.

5.Protection of Confidential Information of the Company. I understand that my work as an employee of the Company creates a relationship of trust and confidence between myself and the Company. During and after the period of my employment with the Company and its affiliates, I will not use or disclose or allow anyone else to use or disclose any Confidential Information except as may be necessary in the performance of my work for the Company and its affiliates or as may be authorized in advance by appropriate officers of the Company. Except as set forth herein, I will keep all Confidential Information secret and will not allow any unauthorized use of the same, whether or not any document containing it is marked as confidential. In addition, if I am requested or required (by oral questions, interrogatories, requests for information, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, it is agreed that I will provide the Company with prompt written notice of such request(s) so that the Company may seek an appropriate protective order. If, failing the entry of a protective order, I am, in the opinion of my counsel, compelled to disclose any Confidential Information under pain of liability for contempt or other censure or penalty, I may disclose only that portion of such Confidential Information as is legally required without liability hereunder; provided, that I agree to exercise my reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information. Upon termination of my employment with the Company and its affiliates, I will promptly deliver to the Company all documents and materials of any nature pertaining to my employment with the Company and I will not take with me any documents or materials or copies thereof containing any Confidential Information. Notwithstanding the foregoing, I am hereby notified that federal law provides for immunity from liability for the confidential disclosure of a trade secret as defined by federal law that is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney if that disclosure is made solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

6.Non-Solicitation. I understand that my work as an employee of the Company creates a relationship of trust and confidence between myself and the Company. During my employment with the Company and its affiliates and for a period of one (1) year thereafter, I will not request or otherwise attempt to induce or influence, directly or indirectly, any present customer, licensor or supplier, or prospective customer, licensor or supplier, of the Company or other persons sharing a business relationship with the Company to cancel, to limit, divert, reduce or postpone their business with the Company, or otherwise take any action which might be to the disadvantage of the Company. During my employment with the Company and for a period of one (1) year thereafter, I will not hire or solicit for employment, directly or indirectly, or induce or actively attempt to influence, any agent, consultant or Employee of the Company or any Affiliate of the Company, as such capitalized terms are defined in the Securities Act of 1933, as amended, to terminate his or her employment or discontinue such person’s consultant, contractor or other business association with the Company.

7.Mutual Non-Disparagement. I agree that I will not make, publish, or communicate to any person or entity in any public form any defamatory or disparaging remarks, comments, or statements concerning the Company or its business, employees, customers or affiliates. I understand this provision is not meant to restrict my rights under Section 7 of the National Labor Relations Act. Company agrees that it will not make, publish, or communicate to any person or entity in any public form any defamatory or disparaging remarks, comments, or statements concerning you.

8.Other Agreements. I represent that my performance of all the terms of this Agreement and my duties as an employee of the Company will not breach any invention assignment agreement, confidential information agreement, non-competition agreement or other agreement with any former employer or any other party. I represent that I have not and will not bring with me to the Company or use in the performance of my duties for the Company or its affiliates any documents or materials of a former employer that are not generally available to the public.

9.Disclosure of this Agreement. I do not hereby authorize the Company to notify others, including but not limited to customers of the Company and any of my future employers, of the terms of this Agreement and my responsibilities hereunder.

10.Injunctive Relief. I understand that in the event of a breach or threatened breach of this Agreement by me, the Company may suffer irreparable harm and monetary damages alone would not adequately compensate the Company. The Company will therefore be entitled to injunctive relief to enforce this Agreement in addition to any other remedies which the Company may be entitled to at law or hereunder, and such relief may be granted without the necessity of the Company showing any actual damage or irreparable harm, proving the inadequacy of its legal remedies, or posting any bond or other security proving actual monetary damages. I agree that if there is a question as to the enforceability of any of the provisions of this Agreement, I will not engage in any conduct inconsistent with or contrary to this Agreement until after the question has been resolved by a final judgment of a court of competent jurisdiction. In addition, while the duration of my covenants described in Sections 5, 6 and 7 above will be determined generally in accordance with the terms of those respective Sections, if I violate any of those covenants, I agree to extend it on the same terms and conditions for an additional period of time equal to the time that elapses from my violation to the later of (i) when the violation stops or (ii) the final resolution of any litigation stemming from such violation. In addition, in the event of any such breach, or any attempted or threatened breach, Employee agrees that the Company shall be entitled to recovery of the legal costs incurred, including reasonable attorney’s fees, in any such action or suit. Nothing herein contained shall be construed to prevent the Company from obtaining any other remedy or combination of remedies as the Company may elect to invoke. The failure of the Company to promptly institute legal action upon any breach of this Agreement will not constitute a waiver of that or any other breach of this Agreement. The venue for any Court suit will be a state or federal court sitting in Chicago, Illinois.

11.Enforcement and Severability. I acknowledge that each of the provisions in this Agreement are separate and independent covenants. I agree that if any court shall determine that any provision of this Agreement is unenforceable with respect to its term or scope such provision shall nonetheless be enforceable by any such court upon such modified term or scope as may be determined by such court to be reasonable and enforceable. The remainder of this Agreement shall not be affected by the unenforceability or court ordered modification of a specific provision.

12.At-Will Employment. I understand and agree that this Agreement does not constitute or create a contract of employment, whether express or implied, between the Company and me. I am at all times an at-will employee of the Company, which means that either the Company or I may terminate the employment relationship at any time, with or without prior notice and with or without cause. Nothing in this Agreement promises employment for any specific duration or period of time. I acknowledge that the obligations of this Agreement survive the separation of my employment (regardless of which party initiated it), to the extent permitted by governing law.

13.Governing Law; Venue. The laws of the State of Illinois shall govern the interpretation, validity and performance of the terms of this Agreement, regardless of the law that might be applied under principles of conflicts of law. Any dispute arising under or with respect to this Agreement shall be brought and heard exclusively in mandatory binding arbitration pursuant to paragraph 11 of the Employment Agreement.

14.Superseding Agreement. I understand and agree that this Agreement contains the entire agreement of the parties with respect to subject matter hereof and supersedes all previous agreements and understandings between the parties with respect to its subject matter.

15.Acknowledgments. I acknowledge that I have read this agreement, was given the opportunity to ask questions and sufficient time to consult an attorney and I have either consulted an attorney or affirmatively decided not to consult an attorney. I understand that my obligations under this Agreement survive the termination of my employment with the Company.

I UNDERSTAND THAT I AM AN EMPLOYEE-AT-WILL WITH THE COMPANY, MEANING THAT EITHER I AM OR THE COMPANY IS COMPLETELY FREE TO TERMINATE OUR EMPLOYMENT RELATIONSHIP AT ANY TIME AND FOR ANY REASON OR FOR NO REASON, WITHOUT INCURRING ANY OBLIGATIONS OR LIABILITIES OF ANY KIND WHATSOEVER OTHER THAN AS MAY BE SET FORTH IN A SIGNED WRITING BETWEEN THE COMPANY AND ME. I FURTHER ACKNOWLEDGE THAT I HAVE HAD A FULL OPPORTUNITY TO REVIEW THIS AGREEMENT AND CONSULT WITH COUNSEL OF MY CHOICE IF I SO CHOOSE REGARDING ITS TERMS, AND THAT I AM FREELY ENTERING THIS AGREEMENT WITH A FULL UNDERSTANDING OF ITS EFFECTS. I FURTHER UNDERSTAND THAT THIS AGREEMENT SUPERSEDES ANY AND ALL PRIOR OR CONTEMPORANEOUS REPRESENTATIONS OR AGREEMENTS, WHETHER ORAL, WRITTEN, OR IMPLIED, AND MAY NOT BE MODIFIED IN ANY WAY EXCEPT BY A SIGNED WRITING WHICH SPECIFICALLY REFERS TO THIS AGREEMENT AND IS SIGNED BY AN OFFICER OR OTHER DULY AUTHORIZED REPRESENTATIVE OF THE COMPANY.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written below.

/s/ Sergei Gryaznov
Name of Employee: Sergei Gryaznov
Title: Chief Scientific Officer
Address: 138 W Bellevue Ave
San Mateo, CA 94402

/s/ Vlad Vitoc
MAIA Biotechnology, Inc.
By: Vlad Vitoc
Title: Chief Executive Officer & President

Exhibit 10.7

EXHIBIT B

PRIOR INVENTIONS:

Exhibit 10.7

EXHIBIT C

OPTION EXERCISE FORM

MAIA Biotechnology, Inc.

Attention: Chief Executive Officer

Dear Sir or Madam:

In accordance with and subject to the terms and conditions of the applicable stock option plan, I hereby elect to exercise  my  option  granted  under  the  Stock  Option Award Agreement dated ____________, to purchase __________________________________________________ (            ) shares, par value $0.0001 per share, of common stock of MAIA Biotechnology, Inc. (the “Company”).

Enclosed herewith is payment to the Company in the amount of U.S. Dollars ($                 ) in full payment of the option price for said shares.

I hereby represent and warrant that I am acquiring the shares purchased hereunder for investment and not with a view to the sale or distribution thereof. I understand that such shares have not been registered under the Securities Act of 1933, as amended (the “Act”), by reason of their issuance in a transaction exempt from the registration requirement of the Act pursuant to Section 4(2) thereof and that the shares may not be resold or otherwise transferred except pursuant to a registration statement which has become effective under the Act unless the Company determines that such resale or other transfer may be effected without registration under the Act by virtue of an exemption therefrom.

I understand that the shares acquired through the exercise of my option granted under the Stock Option Award Agreement referenced above may be subject to rights of first refusals, restrictions on transfer and other restrictions set forth in the Company’s certificate of incorporation, by-laws, and other pertinent stockholders’ agreements that may be in place from time to time. If requested by the Company, I agree to read, execute and deliver counterpart signature pages to any stockholders’ agreements that may be required to be entered into by me in connection with the exercise of my option hereby.

Sincerely yours,

Dated:
Name:

21574024.1
238213-10001

Exhibit 10.7

EXHIBIT D:

MAIA Biotechnology, Inc.

Job Description

Position: Chief Scientific Officer - (CSO)

Reports to: Chief Executive Officer (CEO)

Job Summary

As THIO CSO, this leader will hold a critical and highly visible leadership position and should have an excellent track record of achievements in Oncology. The candidate will lead programs within the biopharmaceutical industry, successfully advancing programs through development and regulatory approval.

The CSO will direct the company’s scientific strategy and efforts related to new indications, targets, and research investments, including but not limited to portfolio prioritization, planning and direction of research activities, and translational development. This is a unique opportunity to be a major contributor to the success of a well-positioned, growth stage biotech company.

Duties and Responsibilities

The CSO will be responsible mainly for 3 primary company objectives:

(1)	Support the company financing activities, by providing subject matter expertise for the THIO molecule
(2)	Enable the THIO progress through preclinical and clinical development and regulatory approval processes
(3)	Expanding the company’s telomere targeting agents portfolio

A summary of the key responsibilities includes:

•	Lead the development of proprietary telomere-by-telomerase targeting approaches to identify additional opportunities in Oncology and advance programs to the clinic
•	Provide expert scientific guidance and strategic alignment to business objectives
•	Establish and/or help to maintain relationships and serve as a key liaison between company and its external scientific advisors, as well as the investment community
•	Ensure scientifically rigorous and independent review of projects at initiation and throughout their development

•

Drive R&D process by continually seeking and implementing innovative solutions; create a culture that thrives on continuous productive changes; inspire people to reach beyond their comfort zone; take well-reasoned risks; challenge “the way it has always been done”; change directions as required

•	Participate in business development and in-licensing activities, including due diligence activities
•	Scientific presentation and attendance at key scientific and medical conferences
•	Direct research activities to support lead compound identification and optimization, clinical candidate selection, and development activities

Education and Experience

•	Education: Ph.D. and/or MD
•	Experience: 10+ years’ experience required with strong record of scientific accomplishment in Oncology research areas
•	Previous close experience with telomere and telomerase targeting agents is highly desirable
•	Industry R&D management and biopharma experience is required
•	Proven track record for delivery of key milestones from inception to clinical studies and the ability to contribute at a technical level to multiple programs simultaneously

Skills

•	The successful candidate will be a highly creative leader and problem solver, who thrives in a “get it done” type of environment
•	Strong interpersonal skills, a collaborative working style, a strong track record of mentorship of research staff, and an enthusiasm for building partnerships among key stakeholders
•	Organizational aptitude to build, lead and develop an outstanding team
•	Creative scientist, who can work closely at the interface of biology, chemistry and gene therapy with clinical development and discovery organizations to facilitate the development of new products
•	Adaptability, flexibility, independence and resourcefulness to lead a big vision strategy while also willing to roll-up-sleeves and multi-task in order to thrive in a growing environment

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Working Conditions:

The CSO will work with other executives and employees. Relocation to an office outside the CSO’s home city is not expected in the near or intermediate term. Moderate travel will be necessary to attend industry conferences and meetings with the executive management team, Board of Directors, strategic partners, investors and other external parties.

Job Description Approved by:

/s/ Vlad Vitoc	8/2/2021	/s/ Sergei Gryaznov	8/2/2021
Chief Executive Officer	Date	Chief Scientific Officer	Date

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